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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of
CKS Group, Inc.:


          We consent to the incorporation by reference in the registration statement (No. 33-33412) on Form S-8 of CKS Group, Inc. of our report dated June 6, 1996, with respect to the balance sheets of Schell/Mullaney, Inn. as of December 31, 1994 and 1995, and the related statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of CKS Group, Inc. dated August 1, 1996.


 (signed)  KPMG PEAT MARWICK LLP


New York, New York
October 9, 1996


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